UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934

                        (Amendment No. 7)

                VIDEO LOTTERY TECHNOLOGIES, INC.
                        (Name of Issuer)

                  Common Stock, $.01 par value
                 (Title of Class of Securities)

                            92656M10
                         (CUSIP Number)

                          William Spier
                      101 East 52nd Street
                           11th Floor
                    New York, New York 10022
                         (212) 759-3287
             (Name, Address and Telephone Number of
              Person Authorized to Receive Notices
                       and Communications)

                       - with a copy to -

                      Peter S. Golden, Esq.
            Fried, Frank, Harris, Shriver & Jacobson
                       One New York Plaza
                    New York, New York 10004
                         (212) 820-8000

                       September 18, 1996
              (Dates of Events which Require Filing
                       of this Statement)


If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /.

                       Page 1 of 11 Pages



   CUSIP No.  92656M10            13D      Page  2  of  11 Pages

   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       William Spier

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /X/
                                                             (b) / /


   3  SEC USE ONLY


   4  SOURCE OF FUNDS*

      PF, 00

   5  CHECK  BOX  IF  DISCLOSURE  OF LEGAL PROCEEDINGS  IF  REQUIRED
      PURSUANT TO ITEMS 2(a) OR 2(b)                                   / /

   6  CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America

                  7  SOLE VOTING POWER
    NUMBER           1,496,564
      OF
    SHARES
  BENEFICIALLY    8  SHARED VOTING POWER
   OWNED BY
     EACH
   REPORTING      9  SOLE DISPOSITIVE POWER
    PERSON           1,496,564
     WITH
                  10 SHARED DISPOSITIVE POWER

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,496,564

   12 CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES  CERTAIN
      SHARES*                                                          / /

   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             14.4%

   14 TYPE OF REPORTING PERSON*

             IN



   CUSIP No.  92656M10            13D      Page  3  of 11 Pages

   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Video Investment Partners, L.P.

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  /X/
                                                             (b)  / /

   3  SEC USE ONLY


   4  SOURCE OF FUNDS*
      00

   5  CHECK  BOX  IF  DISCLOSURE  OF LEGAL PROCEEDINGS  IF  REQUIRED
      PURSUANT TO ITEMS 2(a) OR 2(b)                                   / /

   6  CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

                  7  SOLE VOTING POWER
    NUMBER
      OF
    SHARES
  BENEFICIALLY    8  SHARED VOTING POWER
   OWNED BY
     EACH
   REPORTING      9  SOLE DISPOSITIVE POWER
    PERSON
     WITH
                  10 SHARED DISPOSITIVE POWER

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0

   12 CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES  CERTAIN    /X/
      SHARES*
             (See Item 5 for a discussion of 226,167 shares (2.2%
      of class) as to which beneficial ownership is disclaimed)

   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             0

   14 TYPE OF REPORTING PERSON*

             PN


   CUSIP No.  92656M10            13D      Page  4  of 11 Pages

   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Asgard Ltd.

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /X/
                                                             (b) / /

   3  SEC USE ONLY


   4  SOURCE OF FUNDS*
             WC

   5  CHECK  BOX  IF  DISCLOSURE  OF LEGAL PROCEEDINGS  IF  REQUIRED
      PURSUANT TO ITEMS 2(a) OR 2(b)                                   / /

   6  CITIZENSHIP OR PLACE OF ORGANIZATION
             Guernsey

                  7  SOLE VOTING POWER
    NUMBER
      OF
    SHARES
  BENEFICIALLY    8  SHARED VOTING POWER
   OWNED BY
     EACH
   REPORTING      9  SOLE DISPOSITIVE POWER
    PERSON
     WITH
                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0

   12 CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES  CERTAIN
      SHARES*                                                          /X/

   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             (See Item 5 for a discussion of 148,307 shares (1.4% of class) as to which beneficial ownership is disclaimed)

   14 TYPE OF REPORTING PERSON*

             CO


   CUSIP No.  92656M10            13D      Page  5  of  11 Pages

   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Parkway M&A Capital Corporation

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /X/
                                                             (b) / /


   3  SEC USE ONLY


   4  SOURCE OF FUNDS*
      WC

   5  CHECK  BOX  IF  DISCLOSURE  OF LEGAL PROCEEDINGS  IF  REQUIRED
      PURSUANT TO ITEMS 2(a) OR 2(b)                                 / /

   6  CITIZENSHIP OR PLACE OF ORGANIZATION
             British Virgin Islands

                  7  SOLE VOTING POWER
    NUMBER
      OF
    SHARES
  BENEFICIALLY    8  SHARED VOTING POWER
   OWNED BY
     EACH
   REPORTING      9  SOLE DISPOSITIVE POWER
    PERSON
     WITH
                  10 SHARED DISPOSITIVE POWER

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             7,500

   12 CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES  CERTAIN      /X/
      SHARES*
             (See  Item 5 for a discussion of 74,153 shares (.7%  of
              class) as to which beneficial ownership is disclaimed)

   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

             .07%

   14 TYPE OF REPORTING PERSON*

             CO



   CUSIP No.  92656M10            13D      Page  6  of 11 Pages

   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Alpine Associates, Ltd.

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /X/
                                                             (b) / /


   3  SEC USE ONLY


   4  SOURCE OF FUNDS*
             WC

   5  CHECK  BOX  IF  DISCLOSURE  OF LEGAL PROCEEDINGS  IF  REQUIRED
      PURSUANT TO ITEMS 2(a) OR 2(b)                                   / /

   6  CITIZENSHIP OR PLACE OF ORGANIZATION
             New Jersey

                  7  SOLE VOTING POWER
    NUMBER
      OF
    SHARES
  BENEFICIALLY    8  SHARED VOTING POWER
   OWNED BY
     EACH
   REPORTING      9  SOLE DISPOSITIVE POWER
    PERSON
     WITH
                  10 SHARED DISPOSITIVE POWER

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0

   12 CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES  CERTAIN
      SHARES*
             (See Item 5 for a discussion of 370,766 shares (3.6%     /X/
      of class) as to which beneficial ownership is disclaimed)

   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             0

   14 TYPE OF REPORTING PERSON*
             PN


   CUSIP No.  92656M10            13D      Page  7  of 11 Pages

   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Gabriel Capital, L.P.

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /X/
                                                             (b) / /

   3  SEC USE ONLY


   4  SOURCE OF FUNDS*
             WC

   5  CHECK  BOX  IF  DISCLOSURE  OF LEGAL PROCEEDINGS  IF  REQUIRED   / /
      PURSUANT TO ITEMS 2(a) OR 2(b)

   6  CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

                  7  SOLE VOTING POWER
    NUMBER
      OF
    SHARES
  BENEFICIALLY    8  SHARED VOTING POWER
   OWNED BY
     EACH
   REPORTING      9  SOLE DISPOSITIVE POWER
    PERSON
     WITH
                  10 SHARED DISPOSITIVE POWER

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0

   12 CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES  CERTAIN   /X/
      SHARES*
             (See Item 5 for a discussion of 222,459 shares (2.1%
      of class) as to which beneficial ownership is disclaimed)

   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             0

   14 TYPE OF REPORTING PERSON*

             PN


   CUSIP No.  92656M10            13D      Page  8  of 11 Pages

   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        LBN Investment Associates, L.P.

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /X/
                                                             (b) / /

   3  SEC USE ONLY

   4  SOURCE OF FUNDS*
             WC

   5  CHECK  BOX  IF  DISCLOSURE  OF LEGAL PROCEEDINGS  IF  REQUIRED
      PURSUANT TO ITEMS 2(a) OR 2(b)                                   / /

   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                  7  SOLE VOTING POWER
    NUMBER
      OF
    SHARES
  BENEFICIALLY    8  SHARED VOTING POWER
   OWNED BY
     EACH
   REPORTING      9  SOLE DISPOSITIVE POWER
    PERSON
     WITH
                  10 SHARED DISPOSITIVE POWER

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0

   12 CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES  CERTAIN
      SHARES*                                                           /X/
             (See Item 5 for a discussion of 148,307 shares (1.4% of class) as to which beneficial ownership is disclaimed)

   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             0

   14 TYPE OF REPORTING PERSON*

             PN


   CUSIP No.  92656M10            13D      Page  9  of 11 Pages

   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Homer Noble

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /X/
                                                             (b) / /


   3  SEC USE ONLY


   4  SOURCE OF FUNDS*
             PF

   5  CHECK  BOX  IF  DISCLOSURE  OF LEGAL PROCEEDINGS  IF  REQUIRED
      PURSUANT TO ITEMS 2(a) OR 2(b)                                 / /

   6  CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America

                  7  SOLE VOTING POWER
    NUMBER
      OF
    SHARES
  BENEFICIALLY    8  SHARED VOTING POWER
   OWNED BY
     EACH
   REPORTING      9  SOLE DISPOSITIVE POWER
    PERSON
     WITH
                  10 SHARED DISPOSITIVE POWER

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0

   12 CHECK  BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES  CERTAIN
      SHARES*
             (See Item 5 for a discussion of 74,153 shares (.7% of      /X/
      class) as to which beneficial ownership is disclaimed)

   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             0

   14 TYPE OF REPORTING PERSON*
             IN



	This Amendment No. 7 amends and supplements the statement on
Schedule 13D filed by William Spier on October 30, 1992 and, as a result of an amendment thereto, by Video Investment Partners, L.P., Asgard Ltd., Parkway M&A Capital Corporation, Alpine Associates, Ltd., Gabriel Capital, L.P., LBN Investment Associates, L.P., and Homer Noble (the "Schedule 13D") with respect to Common Stock, par value $.01 per share (the "Shares"), of Video Lottery Technologies, Inc., a Delaware corporation (the "Company").

	Unless otherwise defined, all capitalized terms used herein shall have the meaning given such terms in the Schedule 13D.

	Item 4 of the Schedule 13D is hereby amended to add the following information.

Item 4.	Purpose of Transaction

	William Spier has expressed to the Board of Directors of the Company interest in exploring a possible acquisition of the Automated Wagering International subsidiary or business of the Company by him, possibly all or certain of the other parties to this Schedule 13D, possibly William Lyons (a member of the Board of Directors of the Company), and possibly third parties. There can be no assurance that any proposal will be made to the Company or that any transaction will result.


                                   Signature

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


				  ALPINE ASSOCIATES, LTD.


/s/William Spier                  By: /s/William Spier
William Spier			       William Spier
				       Pursuant to Power of Attorney



VIDEO INVESTMENT PARTNERS, L.P.	GABRIEL CAPITAL, L.P.


By: /s/William Spier              By: /s/William Spier
    William Spier		      William Spier
    Managing General Partner	      Pursuant to Power of Attorney



ASGARD LTD.			LBN INVESTMENT ASSOCIATES, L.P.


By: /s/William Spier              By: /s/William Spier
    William Spier		      William Spier
    Pursuant to Power of              Pursuant to Power of Attorney
    Attorney



PARKWAY M&A CAPITAL	        HOMER NOBLE CORPORATION


By: /s/William Spier              By: /s/William Spier
    William Spier		      William Spier
    Pursuant to Power of              Pursuant to Power of Attorney
    Attorney

Date:  September 18, 1996